Consent of Independent Registered Public Accounting Firm

The Board of Directors
Inland Western Retail Real Estate Trust, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-151007) on Form S-3 of Inland Western Retail Real Estate Trust, Inc. of our report dated March 31, 2009, except for notes 1 and 3, which are as of February 26, 2010, with respect to the consolidated balance sheet of Inland Western Retail Real Estate Trust, Inc. as of December 31, 2008, and the related consolidated statements of operations and other comprehensive loss, equity, and cash flows for each of the years in the two-year period ended December 31, 2008, and the 2008 and 2007 information in the related financial statement schedules, which report appears in the December 31, 2009 annual report on Form 10-K of Inland Western Retail Real Estate Trust, Inc.

Our report with respect to the consolidated financial statements makes reference to the Company retrospectively applying certain reclassifications associated with discontinued operations and upon the adoption of an accounting standard related to noncontrolling interests.

/s/ KPMG LLP

Chicago, Illinois
February 26, 2010